EXHIBIT 99.1

River Valley Bancorp
Announces 10% Higher Earnings for
the Quarter Ended June 30, 2007

For Immediate Release
Tuesday, July 17, 2007

Madison, Indiana – July 17, 2007– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the second quarter ended June 30, 2007. Net income for the quarter was $557,919, or $0.34 per basic share. Earnings for the quarter ended June 30, 2006 were  $503,274, or $0.31 per basic share. The increase reflects nearly a 10.9% increase over the same year-to-year period. The increase in earnings is primarily attributed to improving non-interest income items, offset in part by moderately higher operating expenses.

Return on average assets for the quarter ended June 30, 2007 was 0.66% and the return on average equity was 9.12% for the quarter. For the second quarter of 2006, those corresponding returns were 0.61% and 8.69% respectively.

Net income for the six month period ended June 30, 2007 was $1,090,467, an increase of $184,378, or 20.3%, from the $906,089 recorded for the six month period ended June 30, 2006. Earnings per basic share for the six months ended June 30, 2007 were $0.67, compared to $0.57 per basic share for the six month period ended June 30, 2006.  The increase in earnings per share reflects a 17.5% increase. The return on average assets for the six months ended June 30, 2007 was 0.64%, and the return on average equity was 8.95%. For the like period in 2006, return on average assets was 0.55%, and 7.82% for average return on equity.

Assets totaled $336.7 million as of June 30, 2007, an increase of approximately $8.9 million, from the $327.8 million reported as of June 30, 2006.  Net loans, including loans held for sale, were $243.4 million as of June 30, 2007, an increase of $10.4 million from the balance reported as of June 30, 2006 of $233.0 million, and a $1.5 million increase from balances reported as of December 31, 2006. As of June 30, 2007, deposits totaled $214.4  million, a decrease of $5.1 from the $219.5 million reported as of June 30, 2006 and a $5.8 million decrease from that recorded on December 31, 2006. The decrease in deposits is primarily attributed to a decrease in public deposits associated with delayed collection and distribution of property tax receipts across the state of Indiana.

Stockholders’ equity as of June 30, 2007 was $24.3 million, or 7.21 % as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $14.91 as of June 30, 2007.

“We continue to work through a difficult rate environment, and in spite of it, we are experiencing the fruition of prudent balance sheet management”, stated Matthew P. Forrester, president of River Valley Bancorp. “Unlike many other financial institutions, we are emerging faster to positive earning trends. Our intent is not necessarily to be the fastest to that goal, but to be stronger as a result of enduring the struggles of an atypical national interest rate environment. We are grateful that we seem to be accomplishing both simultaneously.”

The last reported trade of   “RIVR” stock on this date was at $19.09.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	6 Months Ended	6 Months Ended
	6-30-2007	6-30-2007	6-30-2006

Assets		$336,706	$327,826
Net Loans[1]		243,375	233,019
ALL		1,904	2,402
Deposits		214,377	219,477
Shareholder Equity		24,277	23,146
Total Interest Income	$5,022	9,980	9,194
Total Non Interest Income	730	1,398	1,198
Interest Expense	3,007	6,017	5,222
Non Interest Expense	1,942	3,774	3,692
Provision Loan Losses	48	96	168
Taxes	197	401	404
Net Income	558	1,090	906

ROAA	0.66%	0.64%	0.55%
ROAE	9.12%	8.95%	7.82%
Basic Earnings per Share	$0.34	$0.67	$0.57
Diluted Earnings per Share	0.34	0.66	0.55

1 Including Loans Held for Sale

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949